Exhibit 99.1

PEPSICO TO ACQUIRE GENERAL MILLS’ STAKE INEUROPEAN
SNACK JOINT VENTURE

Definitive Agreement Calls for $750 Million Cash Payment to General Mills

        PURCHASE, NY AND MINNEAPOLIS, MINN.-- December 13, 2004 -- PepsiCo and General Mills announced today that they have signed a definitive agreement directing their Snack Ventures Europe (SVE) joint venture to redeem General Mills’ 40.5 percent ownership interest for $750 million. The redemption will end the Snack Ventures Europe joint venture, and its operations will become wholly owned by PepsiCo. The transaction is expected to be completed in early calendar 2005.

        Snack Ventures Europe was established in July 1992 by combining General Mills’ savory snack and sweet biscuit businesses in France, Belgium and The Netherlands with PepsiCo’s salty and sweet snack businesses in Spain, Portugal and Greece. The venture is continental Europe’s largest snack food company, with annual sales of more than $1 billion. Products marketed by SVE include: 3-Ds, Bugles, Doritos, Fritos, Hamka’s, Lay’s, Ruffles and Dippas.

About PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include: Frito-Lay snacks; Pepsi-Cola beverages; Gatorade sports drinks; Quaker foods and Tropicana juices. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

About General Mills

General Mills is a global food company and markets some of the world’s best-loved brands, including Cheerios, Betty Crocker, Pillsbury, Green Giant, Old El Paso and Haagen-Dazs. The company’s products are sold through retail and foodservice outlets throughout the United States and in markets across Europe, Asia and Latin America.